Exhibit 10.25

Extension of Lease

Extension of Lease Agreement

                This EXTENSION OF LEASE AGREEMENT dated this 25th day of September, 2001 shall extend the Term of that certain Lease originally dated October 1, 1996 (“Lease”) and any other amendments, if any, to such Lease, by and between TEECO Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”).  Landlord and Tenant agree that the Term of the original Lease referenced above shall be extended for 5 years from September 30, 2001 to September 30, 2006.  All other terms, conditions and provisions of that original Lease dated October 1, 1996 shall remain unchanged and incorporated by reference under this Extension Agreement.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have caused this Extension Agreement to be executed by their duly authorized officers as of the day and year first set forth above.

TEECO Properties

By:	/s/ Steve Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes